Exhibit 8

July 27, 2000

Chelsea GCA Realty, Inc.
103 Eisenhower Parkway
Roseland, New Jersey 07068

Ladies and Gentlemen:

You have requested our opinion concerning certain of the federal income tax consequences to Chelsea GCA Realty, Inc. (the “Company”) and the purchasers of shares of common stock, $.01 par value per share (the “Common Stock”) of the Company in connection with the registration statement on Form S-3 filed with the Securities and Exchange Commission on June 14, 2000 (as amended and including any Prospectus Supplement issued in connection therewith, the “Registration Statement”). All capitalized terms used herein have their respective meanings set forth in the Registration Statement unless otherwise stated.

In rendering the opinions expressed herein, we have examined and, with your consent, relied upon the following: (i) the Registration Statement; (ii) the Agreement of Limited Partnership of the Operating Partnership; and (iii) such other documents, records and instruments as we have deemed necessary or relevant for the purpose of this opinion.

In rendering the opinions set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the accuracy and completeness of all documents made available to us, and (vi) the accuracy as to facts of all representations, warranties and written statements. We have further assumed that the statements and descriptions of the Company’s and the Operating Partnership’s businesses, properties, and activities as described in the Registration Statement and the documents incorporated therein by reference are accurate and materially complete, and that the Company and the Operating Partnership at all times have been and will be organized and operated in accordance with the terms of their governing documents.

In addition, we have assumed that (i) at no time will 50% or more of the value of the Company’s shares be owned, actually or constructively (within the meaning of Section 544 of the Internal Revenue Code of 1986, as amended (the “Code”), as modified by Section 856(h) of the Code), by or for any five or fewer individuals; and (ii) the Company has operated, and will continue to operate, in accordance with the method of operation described in the Registration Statement, and we have relied upon certain written factual representations of management relating to the organizational and ownership structure, nature of income, earnings and profits and distributions, composition of assets, and investments and operations of the Corporation relating to the Company’s ability to satisfy the REIT requirements of Sections 856-860 of the Code.

Based upon and subject to the foregoing, we are of the following opinions:

1.	The Company is organized in conformity with the requirements for qualification as a REIT under the Code and, commencing with the Company's taxable year ended December 31, 1993, its method of operation has and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

2.	The Operating Partnership will be treated as a partnership, and not as corporation or association taxable as a corporation, for federal income tax purposes.

3.	The discussion to be contained in that portion of the Registration Statement under the caption "Federal Income Tax Consequences" will fairly summarize the federal income tax considerations that are likely to be material to a holder of common stock of the Company.

This opinion is given as of the date hereof and is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusions stated herein. Moreover, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet -- through actual annual operating results -- requirements under the Code regarding income, distributions and diversity of stock ownership. Because the Company’s satisfaction of these requirements will depend upon future events, no assurance can be given that the actual results of the Company’s operation for any one taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name under the caption “Federal Income Tax Considerations” in the Registration Statement.

We express no opinion as to any federal income tax issues or other matter except those set forth or confirmed above.

Very truly yours,

/s/   Stroock & Stroock & Lavan LLP
STROOCK & STROOCK & LAVAN LLP